UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CommonWealth REIT

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 17, 2014, CommonWealth REIT issued the following press release:

* * * * *

FOR IMMEDIATE RELEASE

CommonWealth REIT Releases Additional Information

Regarding Zell’s Conflict of Interest

Newton, MA (March 17, 2014): CommonWealth REIT (NYSE: CWH) today released additional information concerning the previously undisclosed conflict of interest of Sam Zell.  Zell recently joined the consent solicitation to remove the entire CWH Board, without cause, that is being conducted by Related Fund Management LLC and Corvex Management LP (together “Related/Corvex”).

Last week, Jeff Blau, CEO of the Related Companies, revealed during a television interview1 that Zell was motivated to join Related/Corvex’s consent solicitation because of a dispute involving property in Hawaii which is owned by Select Income REIT (NYSE: SIR), a 44% owned subsidiary of CWH.  CWH believes this motivation is the type of conflict of interest which must be disclosed in consent solicitation materials.  CWH has notified the Securities and Exchange Commission (the “SEC”) of this apparent violation and requested that the SEC take appropriate actions.

Since the revelation of Zell’s conflict of interest last week, CWH has investigated the background of Zell’s dispute regarding the Hawaii property as follows:

•                 Zell, or one of his entities, is a controlling shareholder (33.4%) of Par Petroleum Corp. (OTCQB Marketplace: PARR).  The recently appointed CEO of PARR, Will Monteleone, also simultaneously serves as a Vice President of Equity Group Investments, a Zell controlled private investment company.

•                 In September 2013, Par Petroleum acquired Hawaii’s largest oil refinery for approximately $365 million.  The funding for this acquisition was largely provided by Zell or entities that he controls.

•                 The Hawaii refinery leases approximately 3.1 million sq. ft. of land and easements from SIR.  CWH believes that some of these lands and easements may be essential for the continued operation of the refinery by Par Petroleum.

•                 There are three leases from SIR to Par Petroleum.  These were long term leases, but are now nearing expiration with no further renewal options available to Par Petroleum when the current terms expire in 2019 and 2024.

1  “In the Loop with Betty Liu,” Bloomberg TV, March 10, 2014.

•                 The current rent payable by Par Petroleum to SIR in 2013 was approximately $5.6 million/year.  The rent under one of the leases is scheduled to reset effective April 1, 2014.  Par Petroleum has recently been pressuring SIR to lower this rent.  The rent under this lease was previously reset 10 years ago, and, consistent with market rents for similar property in the area, SIR believes the rent should materially increase.  If the parties do not reach agreement on a rent reset, the new rent will be set at fair market value by an appraisal process pursuant to the lease terms.

•                 SIR was a 100% owned subsidiary of CWH until 2012.  As noted above, CWH currently owns 44% of the shares of SIR and, therefore, CWH may significantly influence the election of all SIR’s Board of Trustees and other actions by SIR, including rents and renewals of leases which may be essential for Par Petroleum’s refinery operations.

•                 Related/Corvex have publicly announced that, if their consent solicitation succeeds, they intend to nominate Zell to be the Chairman of CWH and Zell’s long time lieutenant, David Hefland, to be the new president of CWH.

•                 In consent solicitation materials filed with the SEC and mailed to all CWH shareholders, Related/Corvex have stated that Zell does not have “any financial interest concerning the Company” other than valuable options granted to him by Related/Corvex.  Also, in repeated mailings, press releases and public statements, Related/Corvex and Zell have proclaimed that they have identified a “truly independent” slate of replacement trustees for CWH which will be “led by Sam Zell”.

•                 If Zell and the rest of the Related/Corvex hand-picked slate of trustees for CWH are elected, Zell will be in a position to influence lease negotiations between SIR and Par Petroleum in a way that could be self-interested by Zell and detrimental to the shareholders of SIR, including CWH.  CWH believes these facts constitute a clear conflict of interest by Zell with CWH.

•                 Last week, when Zell’s conflict of interest was first questioned by CWH, a spokeswoman for Related asserted that “there is simply no conflict of interest” and that the allegation is “laughable”, but she did not address the substance of the matter.2   In response to a media question, Zell reportedly promised to buy “at least $50 million” of CWH shares, as if his doing so might somehow cure his conflict of interest.3  Apparently, Zell and Related/Corvex are unwilling or unable to explain the contradiction between their representations to CWH shareholders in their SEC filings and the facts set forth above.

2 See “CommonWealth Zings Zell Amid Proxy Battle” by Andrew McIntyre, in Law 360, March 13, 2014.

3 “Zell Faces Questions Over CommonWealth Fight – Update” by Stephen Foley (New York) in Financial Times, March 13, 2014.

Adam Portnoy, President and Managing Trustee of CWH, made the following comments regarding the facts set forth above.

“Jeff Blau and the Related Companies have a long track record of shareholder value destruction every time they have controlled a public real estate company.  Corvex has a shorter, but we believe equally bad, history of destroying long term shareholder value for short term trading profits.

“The Related/Corvex business plan for CWH is to increase debt and buy back shares.  Because this plan is unlikely to appeal to long term shareholders, we believe Related/Corvex are claiming to be champions of good corporate governance, and they have recruited Zell to be the front man for this campaign.  We believe the fact that Related/Corvex and Zell failed to disclose, or even acknowledge, Zell’s obvious conflict of interest further evidences that their rhetoric is merely a smokescreen being used to seize control of CWH for short term trading gains and it will not create long term value for shareholders.

“By contrast, the CWH Board and management are successfully pursuing a business plan to create long term shareholder value; and the Board and management have made real and lasting changes which will put CWH among ‘the best in class’ of its peer group companies in matters of governance and alignment with shareholder interests.

“I sincerely hope that shareholders will take into account Related/Corvex’s track records of long term shareholder value destruction in companies such as American Mortgage Acceptance Company, CharterMac and ADT Corporation.   Shareholders should also contrast Sam Zell’s and Related/Corvex’s rhetoric about governance with this fundamental breach of disclosure requirements concerning Zell’s obvious conflict of interest.”

The CWH Board urges shareholders to Sign, Date and Mail the WHITE consent revocation card previously mailed to shareholders.

CommonWealth REIT is a real estate investment trust headquartered in Newton, Massachusetts which primarily owns office buildings located in central business districts across the country.

Your Vote Is Important, No Matter How Many Shares You Own.

If you have questions about how to vote your shares on the

WHITE CONSENT REVOCATION CARD,

or need additional assistance, please contact the firm assisting us in the solicitation of consent revocations:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

Shareholders Call Toll Free: (800) 276-3011

(Banks and brokers call collect at (203) 658-9400)

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE INCLUDES FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS.  THESE FORWARD LOOKING STATEMENTS ARE BASED UPON CWH’S PRESENT BELIEFS AND EXPECTATIONS, BUT THEY ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR FOR VARIOUS REASONS, INCLUDING SOME REASONS BEYOND CWH’S CONTROL.  FOR THESE REASONS, AMONG OTHERS, INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE OR THEIR IMPLICATIONS.

ADDITIONAL INFORMATION REGARDING THE CONSENT SOLICITATION

CWH, its Trustees and certain of its executive officers, and Reit Management & Research LLC and certain of its directors, officers and employees may be deemed to be participants in the solicitation of consent revocations from shareholders in connection with the solicitation being conducted by Related/Corvex. On January 29, 2014, CWH filed a definitive consent revocation statement with the SEC in response to the Related/Corvex solicitation and has mailed the definitive consent revocation statement and a form of WHITE consent revocation card to each shareholder entitled to deliver a written revocation in connection with the consent solicitation.  SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE CONSENT REVOCATION STATEMENT FILED WITH THE SEC, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY OTHER RELEVANT DOCUMENTS THAT CWH MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION.  Additional information regarding the identity of the potential participants and their direct or indirect interests, by share holdings or otherwise, is set forth in the definitive consent revocation statement filed by CWH with the SEC in connection with the solicitation of revocations of consents.

Shareholders may obtain free of charge copies of the definitive consent revocation statement and any other documents filed by CWH with the SEC in connection with the Related/Corvex solicitation at the SEC’s website (http://sec.gov), at CWH’s website (http://cwhreit.com) or by requesting these materials from Timothy Bonang, by phone at (617) 796-8222, or by mail at Two Newton Place, 255 Washington Street, Newton, MA 02458 or by requesting materials from the firm assisting CWH in the solicitation of consent revocations, Morrow & Co., LLC, toll free at (800) 276-3011 (banks and brokers call collect at (203) 658-9400).

Contacts

Media:
Joele Frank Wilkinson Brimmer Katcher
Andrew Siegel/Gabrielle Miller, 212-355-4449

or

Investor:
CommonWealth REIT
Timothy Bonang, 617-796-8222
Vice President, Investor Relations

or

Jason Fredette, 617-796-8222
Director, Investor Relations
www.cwhreit.com

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